Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of June 3, 2019, is by and among Tybourne Capital Management (HK) Limited, Tybourne Capital Management Limited, Tybourne Kesari Limited, Viswanathan Krishnan and Aquila Investments IV (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to Ordinary Shares of Bicycle Therapeutics Limited that may be beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

TYBOURNE CAPITAL MANAGEMENT (HK) LIMITED
By: /s/ Catherine Cheung
Catherine Cheung, Chief Operating Officer

TYBOURNE CAPITAL MANAGEMENT LIMITED
By: /s/ Viswanathan Krishnan
Viswanathan Krishnan, Principal

TYBOURNE KESARI LIMITED
By: /s/ Viswanathan Krishnan
Viswanathan Krishnan, Principal

/s/ Viswanathan Krishnan

AQUILA INVESTMENTS IV
By: Tybourne Kesari Limited, Director
By: /s/ Viswanathan Krishnan
 Viswanathan Krishnan, Principal